Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973
Synovus Reports Results for First Quarter 2010
Columbus, Ga., April 20, 2010 Synovus Financial Corp. (NYSE: SNV) announced today its results of operations for the first quarter of 2010.
Business Highlights
•	The net loss for the first quarter of 2010 was $215.7 million, or $0.47 per common share.

•	The first quarter results include a $43 million after-tax gain from the sale of the merchant services business.

•	Total credit costs for the first quarter were $394.5 million, compared to $427.8 million in the fourth quarter of 2009. Credit costs primarily include provision expense of $341.0 million and foreclosed real estate costs of $45.5 million. Allowances and cumulative write-downs on all remaining non-performing assets are approximately 49% of unpaid principal balances, compared to 45% in the fourth quarter of 2009.

•	Net charge-offs decreased by $45.9 million versus the previous quarter, while non-performing assets were up slightly by $11.5 million, from the fourth quarter of 2009. Non-performing asset inflows totaled $531 million for the quarter, down from $661 million in the fourth quarter.

•	Problem asset disposition strategy remains on track with $271 million in sales for the first quarter.

•	The allowance for loan losses increased 25 basis points, or $25 million, to 3.97% of total loans.

•	Total loans past due and still accruing remained low at 1.21% of total loans.

•	The net interest margin was 3.39%, up 14 basis points from the fourth quarter of 2009. Excluding the negative impact of non-performing assets, the net interest margin was 3.77% for the first quarter.

•	Core deposits grew slightly compared to the fourth quarter of 2009. The mix of core deposits continued to improve with non-interest bearing demand deposits and money market accounts replacing higher priced time deposits.

•	Salaries and other personnel expenses were $104.0 million for the quarter, down $7.1 million, or 6.4% from the first quarter of 2009.

•	As of March 31, 2010, the tangible common equity to tangible assets ratio was 5.08%, Tier 1 Capital Ratio was 9.69%, Tier 1 common equity was 6.04%, and total risk-based capital ratio was 13.04%.
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

“During the quarter, we continued our aggressive approach of recognizing, charging down, and disposing of non-performing assets,” said Richard Anthony, Chairman and CEO. “For the fourth consecutive quarter, our non-performing asset inflows declined, a trend which we believe to be the best predictor of future credit costs. Our core deposit mix continued to improve with solid growth in non-interest bearing deposits and money market accounts. As we look into the future, we expect our credit costs will continue to decline and that our capital ratios will exceed current regulatory standards as we pursue all alternatives to bolster our capital position. With the expected decline in credit costs, which will drive a reduction in the loan loss reserves, we continue to believe that we have an opportunity to return to profitability at some point during 2010. Additionally, we look forward to the recovery of the regulatory allowable portion of the $550 million valuation allowance for deferred tax assets once we demonstrate a sustainable return to profitability.”
Synovus today reaffirms that it continues to identify, consider, and pursue additional strategic initiatives to bolster its capital position, including potential capital market transactions, additional liability management initiatives, and certain non-dilutive transactions. Synovus is exploring these strategic initiatives in response to, among other factors, regulatory expectations, evolving industry capital standards, and a challenging economic environment. Among the transactions being considered are those that would raise significant amounts of cash and those that would generate non-cash capital.
Synovus will host an earnings highlights conference call at 4:30 pm EDT, on April 20, 2010. The earnings call will be accompanied by a slide presentation. Shareholders and other interested persons may access the slide presentation and listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.
Synovus is a financial services holding company with over $32 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 327 offices and 461 ATMs in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure unparalleled customer experiences. See Synovus on the Web at www.synovus.com.
Forward-Looking Statements
This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, our statements regarding our expectations on credit costs and that our capital ratios will continue to exceed current regulatory standards; the potential recovery of the regulatory allowable portion of the valuation allowance for deferred tax assets; our pursuit of alternatives to bolster our capital position; our belief that we have an opportunity to return to profitability at some point during 2010; and the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release and our filings with the Securities and Exchange Commission. Many of these factors are beyond Synovus’ ability to control or predict. Factors that could cause actual results to differ materially from those contemplated in this press release and our filings with the Securities and Exchange Commission include: (1) further deterioration in credit quality, particularly in residential construction and development loans, may continue to result in increased non-performing assets and credit losses, which will adversely impact our earnings and capital;
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

(2) declining values of residential real estate may result in further write-downs of assets, which may increase our credit losses and negatively affect our financial results; (3) continuing weakness in the residential real estate environment may negatively impact our ability to liquidate non-performing assets; (4) the impact on our borrowing costs, capital cost and our liquidity due to adverse changes in our current credit ratings; (5) our ability to manage fluctuations in the value of our assets and liabilities to maintain sufficient capital and liquidity to support our operations; (6) restrictions or limitations on access to funds from subsidiaries, thereby restricting our ability to make payments on our obligations or dividend payments; (7) continuing deterioration in general economic conditions and conditions in the financial markets; (8) the risk that the allowance may prove to be inadequate or may be negatively affected by credit risk exposures; (9) changes in the interest rate environment which may increase funding costs and reduce earning assets yields, thus reducing margins; (10) risks associated with the concentration of our non-performing assets in certain geographic regions and with affiliated borrowing groups; (11) the risk that we may be required to seek additional capital to satisfy applicable regulatory standards and pressures; (12) the risk that, as we pursue alternatives to bolster our capital position, such capital may not be available to us on favorable terms, if at all; (13) the impact of recent and proposed changes in governmental policy, laws and regulations, including proposed and recently enacted changes in the regulation of banks and financial institutions, or the interpretation or application thereof, including restrictions, increased capital requirements, limitations and/or penalties arising from banking, securities and insurance laws regulations and examinations; (14) the impact on Synovus’ financial results, reputation and business if Synovus is unable to comply with all applicable federal and state regulations and applicable memoranda of understanding, other supervisory actions and any necessary capital initiatives; (15) risks associated with litigation; (16) the risk that we will not be able to complete the proposed charter consolidation or, if completed, realize the anticipated benefits of the proposed charter consolidation; (17) the volatility of our stock price; and (18) the other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
Use of Non-GAAP Financial Measures
The measures entitled net interest margin excluding the negative impact of non-performing assets; core deposits; and the tangible common equity to tangible assets ratio are not measures recognized under U.S. generally accepted accounting principles (GAAP), and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are net interest margin, total deposits, and the ratio of total common shareholders’ equity to total assets, respectively.
Management uses these non-GAAP financial measures to assess the performance of Synovus’ core business and the strength of its capital position. Synovus believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist investors in evaluating Synovus’ operating results, financial strength and capitalization. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies. Net interest margin excluding the impact of non-performing assets is a measure used by management to measure the net interest margin exclusive of the impact of non-performing assets and associated net interest charge-offs on the net interest margin. Core deposits is a measure used by management to evaluate organic growth of deposits and the quality of deposits as a funding source. The tangible common equity to tangible assets ratio is used by management and investment analysts to assess the strength of Synovus’ capital position.
The computations of net interest margin excluding the impact of non-performing assets; core deposits; and the tangible common equity to tangible assets ratio, and the reconciliation of these measures to net interest margin, total deposits, and the ratio of total common shareholders’ equity to total assets are set forth in the tables below:
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

Reconciliation of Non-GAAP Financial Measures
(dollars in thousands)

	1Q10	4Q09	3Q09	2Q09	1Q09
Total deposits	$27,180,048	27,433,533	28,054,191	27,423,814	27,947,986
Less: National market brokered deposits	(4,642,345)	(5,039,328)	(5,639,336)	(4,994,641)	(5,258,841)

Core deposits	$22,537,703	22,394,205	22,414,855	22,429,173	22,689,145

Average earning assets (1) expense (recovery)	$29,816,791	31,402,913	31,556,544	32,124,145	32,425,793

Net interest income (taxable equivalent)	$249,978	257,058	255,850	257,827	244,420
Add: Negative impact of non-performing assets on net interest income (2)	27,864	30,102	32,951	31,911	26,429

Net interest income (taxable equivalent) excluding the negative impact of non-performing assets	$277,842	287,160	288,801	289,738	270,849

Net interest margin	3.39%	3.25	3.22	3.23	3.05
Add: Negative impact of non-performing assets on net interest margin	0.38	0.38	0.42	0.39	0.33

Net interest margin excluding the negative impact of non-performing assets	3.77%	3.63	3.64	3.62	3.38

Total assets	$32,439,438	32,831,418	34,610,480	34,349,670	34,547,432
Less: Goodwill	(24,431)	(24,431)	(39,280)	(39,280)	(39,521)
Less: Other intangible assets	(15,556)	(16,649)	(17,775)	(18,914)	(20,064)

Tangible assets	$32,399,451	32,790,338	34,553,425	34,291,476	34,487,847

Total shareholders’ equity	$2,616,743	2,851,041	3,136,660	3,018,361	3,637,979
Less: Goodwill	(24,431)	(24,431)	(39,280)	(39,280)	(39,521)
Less: Other intangible assets	(15,556)	(16,649)	(17,775)	(18,914)	(20,064)
Less: Cumulative perpetual preferred stock.	(930,433)	(928,207)	(926,014)	(923,855)	(921,728)

Tangible common equity	$1,646,323	1,881,754	2,153,591	2,036,312	2,656,666

Total common shareholder’s equity to total assets (3)	5.20%	5.86	6.39	6.10	7.86
Tangible common equity to tangible assets	5.08	5.74	6.23	5.94	7.70

(1)	Quarterly average balance

(2)	Represents pro forma interest income on non-performing loans at current commercial loan portfolio yield, carrying cost of ORE, and net interest charge-offs on loans recognized during the quarter.

(3)	Total shareholders’ equity less preferred stock divided by total assets.
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Post Office Box 120 / Columbus, GA 31902
www.synovus.com